ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated August 13, 2012

UBS AG Trigger Phoenix Autocallable Optimization Securities

UBS AG $• linked to the shares of the iShares® Russell 2000 Index Fund due on or about August 22, 2017

Investment Description

UBS AG Trigger Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “Issuer”) linked to the performance of the shares of the iShares® Russell 2000 Index Fund (the “underlying equity”). UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month. UBS will automatically call the Securities early if the closing price of the underlying equity on any observation date (monthly, beginning after one year) is equal to or greater than the initial price. If the Securities are called, UBS will pay you the principal amount of your Securities plus the contingent coupon for that month and no further amounts will be owed to you under the Securities. If the Securities are not called prior to maturity and the final price of the underlying equity is equal to or greater than the trigger price (which is the same price as the coupon barrier), UBS will pay you a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final month. If the final price of the underlying equity is less than the trigger price, UBS will pay you less than the full principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the underlying equity over the term of the Securities and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the issuer. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Coupon — UBS will pay a monthly contingent coupon payment if the closing price of the underlying equity on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the month.

❑

Automatically Callable — UBS will automatically call the Securities and pay you the principal amount of your Securities plus the contingent coupon otherwise due for that month if the closing price of the underlying equity on any observation date (monthly, beginning after one year) is greater than or equal to the initial price. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑

Contingent Repayment of Principal Amount at Maturity — If by maturity the Securities have not been called and the price of the underlying equity does not close below the trigger price on the final valuation date, UBS will repay your principal amount per Security at maturity. If the price of the underlying equity closes below the trigger price on the final valuation date, UBS will repay less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the price of the underlying equity from the trade date to the final valuation date. The contingent repayment of principal only applies if you hold the Securities until maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	August 16, 2012
Settlement Date	August 21, 2012
Observation Dates	Monthly (callable after 1 year) (see page 4)
Final Valuation Date	August 16, 2017
Maturity Date	August 22, 2017

*	Expected. See page 4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-16 OF THE TRIGGER PHOENIX AUTOCALLABLE OPTIMIZATION SECURITIES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Securities linked to the shares of the iShares® Russell 2000 Index Fund. The contingent coupon rate, initial price, trigger price and coupon barrier for the Securities will be set on the trade date. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Equity	Ticker	Contingent Coupon Rate	Initial Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
iShares® Russell 2000 Index Fund	IWM	7.00% to 8.50% per annum	$•	65% of the Initial Price	65% of the Initial Price	90269V173	US90269V1733

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Trigger Phoenix Autocallable Optimization Securities (“TPAOS”) product supplement relating to the Securities, dated January 13, 2012, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS and are not FDIC insured.

Offering of Securities	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the iShares® Russell 2000 Index Fund	$•	$10.00	$•	$0.25	$•	$9.75

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	TPAOS Product Supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011468/d281730d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Phoenix Autocallable Optimization Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “TPAOS product supplement” mean the UBS product supplement, dated January 13, 2012, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦	You believe the closing price of the underlying equity will be equal to or greater than the coupon barrier on the specified observation dates (including the final valuation date).

♦

You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that your potential return is limited to the contingent coupon payments specified in the applicable pricing supplement.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be willing to invest in the Securities if the contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate for the Securities, as specified on the cover hereof (the actual contingent coupon rate will be determined on the trade date for the Securities and will be specified in the applicable pricing supplement).

♦	You are willing to forgo dividends paid on the underlying equity and you seek guaranteed current income from this investment.

♦

You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, a term of approximately 5 years, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as an investment in the underlying equity.

♦

You believe that the price of the underlying equity will decline during the term of the Securities and is likely to close below the coupon barrier on the specified observation dates and below the trigger price on the final valuation date.

♦	You seek an investment that participates in the full appreciation in the price of the underlying equity or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.

♦

You would be unwilling to invest in the Securities if the contingent coupon rate was set equal to the bottom of the range for the anticipated contingent coupon rate for the Securities, as specified on the cover hereof (the actual contingent coupon rate will be determined on the trade date for the Securities and will be specified in the applicable pricing supplement).

♦	You prefer to receive the dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.

♦

You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 5 years, or you seek an investment for which there will be an active secondary market for the Securities.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this free writing prospectus for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term(1)	Approximately 5 years, unless called earlier. In the event that we make any change to the expected trade date and settlement date, the observation dates (including the final valuation date) and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Equity	The shares of the iShares® Russell 2000 Index Fund.
Contingent Coupon	If the closing price of the underlying equity is equal to or greater than the coupon barrier on any observation date, UBS will pay you the contingent coupon applicable to such observation date (as set forth on page 5).
If the closing price of the underlying equity is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date (as set forth on page 5).
The contingent coupon will be a fixed amount based upon equal monthly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth a hypothetical contingent coupon amount that would be applicable to each observation date on which the closing price of the underlying equity is greater than or equal to the coupon barrier. The actual contingent coupon will be based upon the contingent coupon rate, which will be determined on the trade date. The table below assumes a contingent coupon rate of 7.75% per annum for the Securities linked to the shares of the iShares® Russell 2000 Index Fund. Actual amounts will be determined on the trade date; amounts in the table below may have been rounded for ease of analysis.
Contingent Coupon (per Security)

iShares® Russell 2000 Index Fund
$0.0646

Contingent coupon payments on the Securities are not guaranteed. UBS will not pay you the contingent coupon for any observation date on which the closing price of the underlying equity is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is expected to be between 7.00% to 8.50% per annum for Securities linked to the shares of the iShares® Russell 2000 Index Fund. The actual contingent coupon rate will be determined on the trade date.
Automatic Call Feature

The Securities will be called automatically if the closing price of the underlying equity on any observation date (monthly, beginning August 16, 2013) is equal to or greater than the initial price.

If the Securities are called on any observation date (monthly, beginning August 16, 2013), UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)	If the Securities are not called and the final price is equal to or greater than the trigger price and coupon barrier, UBS will pay you a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.
If the Securities are not called and the final price is less than the trigger price, UBS will pay you a cash payment on the maturity date of less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative underlying return, for an amount equal to:
$10.00 + ($10.00 × Underlying Return)
Underlying Return	Final Price – Initial Price Initial Price
Trigger Price	A percentage of the initial price of the underlying equity, as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Coupon Barrier	A percentage of the initial price of the underlying equity, as specified on the first page of this free writing prospectus (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Initial Price	The closing price of the underlying equity on the trade date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments” in the TPAOS product supplement).
Final Price	The closing price of the underlying equity on the final valuation date, as determined by the calculation agent.
Coupon Payment Dates	Two business days following each observation date, except that the coupon payment date for the final valuation date is the maturity date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.

Observation Dates(1) and Coupon Payment Dates(2)

Observation Dates		Coupon Payment Dates	Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
September 17, 2012	*	September 19, 2012	May 16, 2014	May 20, 2014	January 19, 2016	January 21, 2016
October 16, 2012	*	October 18, 2012	June 16, 2014	June 18, 2014	February 16, 2016	February 18, 2016
November 16, 2012	*	November 20, 2012	July 16, 2014	July 18, 2014	March 16, 2016	March 18, 2016
December 17, 2012	*	December 19, 2012	August 18, 2014	August 20, 2014	April 18, 2016	April 20, 2016
January 16, 2013	*	January 18, 2013	September 16, 2014	September 18, 2014	May 16, 2016	May 18, 2016
February 19, 2013	*	February 21, 2013	October 16, 2014	October 20, 2014	June 16, 2016	June 20, 2016
March 18, 2013	*	March 20, 2013	November 17, 2014	November 19, 2014	July 18, 2016	July 20, 2016
April 16, 2013	*	April 18, 2013	December 16, 2014	December 18, 2014	August 16, 2016	August 18, 2016
May 16, 2013	*	May 20, 2013	January 16, 2015	January 21, 2015	September 16, 2016	September 20, 2016
June 17, 2013	*	June 19, 2013	February 17, 2015	February 19, 2015	October 17, 2016	October 19, 2016
July 16, 2013	*	July 18, 2013	March 16, 2015	March 18, 2015	November 16, 2016	November 18, 2016
August 16, 2013		August 20, 2013	April 16, 2015	April 20, 2015	December 16, 2016	December 20, 2016
September 16, 2013		September 18, 2013	May 18, 2015	May 20, 2015	January 17, 2017	January 19, 2017
October 16, 2013		October 18, 2013	June 16, 2015	June 18, 2015	February 16, 2017	February 21, 2017
November 18, 2013		November 20, 2013	July 16, 2015	July 20, 2015	March 16, 2017	March 20, 2017
December 16, 2013		December 18, 2013	August 17, 2015	August 19, 2015	April 17, 2017	April 19, 2017
January 16, 2014		January 21, 2014	September 16, 2015	September 18, 2015	May 16, 2017	May 18, 2017
February 18, 2014		February 20, 2014	October 16, 2015	October 20, 2015	June 16, 2017	June 20, 2017
March 17, 2014		March 19, 2014	November 16, 2015	November 18, 2015	July 17, 2017	July 19, 2017
April 16, 2014		April 21, 2014	December 16, 2015	December 18, 2015	August 16, 2017	August 22, 2017

*	The Securities are not callable until the twelfth observation date, which is August 16, 2013.

(1)	Subject to the market disruption event provisions set forth in the TPAOS product supplement beginning on page PS-34.
(2)

If you are able to sell the Securities in the secondary market on the day preceding an observation date, or on an observation date, the purchaser of the Securities shall be deemed to be the record holder on the applicable record date and therefore you will not be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date. If you are able to sell your Securities in the secondary market on the day following an observation date and before the applicable coupon payment date, you will be the record holder on the record date and therefore you shall be entitled to any contingent coupon, if a contingent coupon is paid on the coupon payment date with respect to that observation date.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying equity. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the TPAOS product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities at maturity. If the Securities are not called, UBS will repay you the principal amount of your Securities in cash only if the final price of the underlying equity is greater than or equal to the trigger price and will only make such payment at maturity. If the Securities are not called and the final price is less than the trigger price, you will lose some or all of your initial investment in an amount proportionate to the decline in the price of the underlying equity.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity is above the trigger price.

♦

You may not receive any contingent coupons — UBS will not necessarily make periodic coupon payments on the Securities. If the closing price of the underlying equity on an observation date is less than the coupon barrier, UBS will not pay you the contingent coupon applicable to such observation date. If the closing price of the underlying equity is less than the coupon barrier on each of the observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.

♦

Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying equity — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying equity. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment in respect of any observation dates after the applicable call settlement date. Since the Securities could be called as early as the twelfth observation date, the total return on the Securities could be minimal. If the Securities are not called, you may be subject to the underlying equity’s risk of decline even though you are not able to participate in any appreciation in the price of the underlying equity. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying equity.

♦

Higher contingent coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the trade date that the price of such underlying equity could close below its trigger price on the final valuation date of the Securities. This greater expected risk will generally be reflected in a higher contingent coupon rate for that Security. However, while the contingent coupon rate is set on the trade date, an underlying equity’s volatility can change significantly over the term of the Securities. The price of the underlying equity for your Securities could fall sharply, which could result in a significant loss of principal.

♦

Reinvestment risk — The Securities will be called automatically if the closing price of the underlying equity is equal to or greater than the initial price on any observation date (monthly, beginning after one year). In the event that the Securities are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon payment or any contingent repayment of principal provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Market risk — The price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity or the securities constituting the assets of the underlying equity. These factors may include price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the underlying equity with the SEC.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the price of the underlying equity will rise or fall. The closing price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and the risk of losing some or all of your initial investment.

♦

Owning the Securities is not the same as owning the underlying equity — The return on your Securities is unlikely to reflect the return you would realize if you actually owned the underlying equity. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying equity during the term of your Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying equity may have. Furthermore, the underlying equity may appreciate substantially during the term of the Securities and you will not participate in such appreciation.

♦

There is no affiliation between UBS and the issuers of the constituent stocks of the underlying equity (the “underlying equity constituent stock issuers”), and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the underlying equity constituent stock issuers. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying equity constituent stock issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying equity or the underlying equity constituent stock issuers. You, as an investor in the Securities, should make your own investigation into the underlying equity and the underlying equity constituent stock issuers. The underlying equity constituent stock issuers are not involved in the Securities offered hereby in any way and have no obligation of any sort with respect to your Securities. The underlying equity constituent stock issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — For certain corporate events affecting the underlying equity, the calculation agent may make adjustments to the initial price or trigger price (or coupon barrier). However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the product supplement as necessary to achieve an equitable result. Following a delisting or discontinuance of the underlying equity, the amount you receive at maturity may be based on a share of another exchange traded fund. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” and “General Terms of the Securities — Delisting, Discontinuance or Modification of an ETF”. Regardless of any of the events discussed above, any payment on the Securities is subject to the creditworthiness of UBS.

♦

The value of the underlying equity may not completely track the value of the securities in which such exchange traded fund invests — Although the trading characteristics and valuations of the underlying equity will usually mirror the characteristics and valuations of the securities in which such exchange traded fund invests, its value may not completely track the value of such securities. The value of the underlying equity will reflect transaction costs and fees that the securities in which that exchange traded fund invests do not have. In addition, although the underlying equity may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for such underlying equity or that there will be liquidity in the trading market.

♦

Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s securities holdings. The market prices of the underlying equity may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the underlying equity may differ from its NAV per share; the underlying equity may trade at, above or below its NAV per share.

♦

There are risks associated with small-capitalization stocks — The Securities are linked to iShares® Russell 2000 Index Fund (“IWM Fund”) and are subject to risks associated with small-capitalization companies. The IWM Fund may invest in companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦

Failure of the underlying equity to track the level of the underlying index — While the underlying equity is designed and intended to track the level of a specific index (an “underlying index”), various factors, including fees and other transaction costs, will prevent the underlying equity from correlating exactly with changes in the level of such underlying index. Accordingly, the performance of the underlying equity will not be equal to the performance of its underlying index during the term of the Securities.

♦

There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.

♦

Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the issue price to public since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying equity, may adversely affect the market price of the underlying equity and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer(s) of the securities held by the underlying equity, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date (including the final valuation date) if a market disruption event occurs and is continuing on such date.

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Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying equity to which the Securities are linked.

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Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.25 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Hypothetical Examples of How the Securities Might Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms will be determined on the trade date; amounts may have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	Approximately 5 years
Initial Price:	$80.00
Contingent Coupon Rate:	7.50% per annum (or 0.6250% per month)
Contingent Coupon:	$0.0625 per month
Observation Dates:	Monthly (callable after 1 year)
Trigger Price:	$52.00 (which is 65% of the Initial Price)
Coupon Barrier:	$52.00 (which is 65% of the Initial Price)

Example 1 — Securities are Called on the Twelfth Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$85.00 (at or above Initial Price)	$0.0625 (Contingent Coupon – Not Callable)
Second Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Third to Eleventh Observation Dates	Various (all at or above Coupon Barrier; below Initial Price)	$0.5625 (Contingent Coupon)
Twelfth Observation Date	$90.00 (at or above Initial Price)	$10.0625 (Settlement Amount)

	Total Payment:	$10.7500 (7.50% return)

Since the Securities are called on the twelfth observation date (which is approximately one year after the trade date and is the first observation date on which they are callable), UBS will pay you on the call settlement date a total of $10.0625 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.6875 received in respect of prior observation dates, UBS will have paid you a total of $10.7500 per Security for a 7.50% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are NOT Called and the Final Price of the Underlying Equity is at or above the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Second Observation Date	$50.00 (below Coupon Barrier)	$0.00
Third Observation Date	$45.00 (below Coupon Barrier)	$0.00
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00
Final Valuation Date	$70.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$10.0625 (Payment at Maturity)

	Total Payment:	$10.1250 (1.25% return)

At maturity, UBS will pay you a total of $10.0625 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.0625 received in respect of prior observation dates, UBS will have paid you a total of $10.1250 per Security for a 1.25% total return on the Securities.

Example 3 — Securities are NOT Called and the Final Price of the Underlying Equity is below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$75.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Second Observation Date	$70.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Third Observation Date	$65.00 (at or above Coupon Barrier; below Initial Price)	$0.0625 (Contingent Coupon)
Fourth to Fifty-Ninth Observation Dates	Various (all below Coupon Barrier)	$0.00 (Contingent Coupon)
Final Valuation Date	$32.00 (below Trigger Price and Coupon Barrier)	$10.00 + [$10.00 × Underlying Return] =
$10.00 + [$10.00 × -60%] =
$10.00 - $6.00 =
$4.00 (Payment at Maturity)

	Total Payment:	$4.1875 (-58.13% return)

Since the Securities are not called and the final price of the underlying equity is below the trigger price, at maturity UBS will pay you $4.00 per Security. When added to the contingent coupon payments of $0.1875 received in respect of prior observation dates, UBS will have paid you $4.1875 per Security for a loss on the Securities of 58.13%.

The Securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any observation date, you may lose some or all of your initial investment. Specifically, if the Securities are not called and the final price is less than the trigger price, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the underlying return is less than zero.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any repayment of principal provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Information about the Underlying Equity

All disclosures contained in this free writing prospectus regarding the underlying equity are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying equity contained in this free writing prospectus. You should make your own investigation into the underlying equity.

Included on the following pages is a brief description of the underlying equity. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for the underlying equity. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and the first and second calendar quarters of 2012. Partial data is provided for the third calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional© service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying equity as an indication of future performance.

The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the underlying equity with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the issuer of the underlying equity under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

iShares ® Russell 2000 Index Fund

We have derived all information contained in this free writing prospectus regarding the iShares® Russell 2000 Index Fund (the “IWM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment advisor of the IWM Fund. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the IWM Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the IWM Fund.

The IWM Fund is one of the investment portfolios that constitute the iShares Trust. The IWM Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 2000 Index (the ‘‘Russell 2000’’). The Russell 2000 measures the performance of the small-capitalization sector of the U.S. equity market and is provided by Russell Investment Group, an organization that is independent of the IWM Fund and BFA. The Russell Investment Group is under no obligation to continue to publish, and may discontinue or suspend the publication of the Russell 2000 at any time.

The Russell 2000 is a float-adjusted capitalization-weighted index of equity securities issued by the approximately 2,000 smallest issuers in the Russell 3000 Index. The IWM Fund invests in a representative sample of securities included in the Russell 2000 that collectively has an investment profile similar to the index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the Russell 2000. Due to the use of representative sampling, the IWM Fund may or may not hold all of the securities that are included in the Russell 2000.

As of June 30, 2012, ordinary operating expenses of the IWM Fund are expected to accrue at an annual rate of 0.26% of the IWM Fund’s daily net asset value. Expenses of the IWM Fund reduce the net asset value of the assets held by the IWM Fund and, therefore, reduce the value of the shares of the IWM Fund.

As of June 30, 2012, the IWM Fund held stocks of U.S. companies in the following industry sectors: Financial Services (22.14%), Consumer Discretionary (14.97%), Technology (14.65%), Producer Durables (13.75%), Health Care (13.55%), Materials & Processing (7.03%), Energy (5.82%), Utilities (4.47%), Consumer Staples (3.37%) and Other Securities (0.51%).

Information filed by iShares Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file number: 333-92935 and 811-09729. The IWM Fund’s website is http://us.ishares.com/product_info/fund/overview/IWM.htm. Shares of the IWM Fund are listed on the NYSE Arca under ticker symbol “IWM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this free writing prospectus or any accompanying prospectus. Notwithstanding anything stated in the product supplement, we do not disclaim liability or responsibility for any information disclosed herein regarding the IWM Fund. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the IWM Fund.

Historical Information

The following table sets forth the quarterly high and low closing prices for the IWM Fund, based on the daily closing prices as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing price of the IWM Fund on August 10, 2012 was $79.92. The actual initial price will be the closing price of the IWM Fund on the trade date. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$75.12	$64.30	$68.51
4/1/2008	6/30/2008	$76.17	$68.47	$69.03
7/1/2008	9/30/2008	$75.20	$65.50	$68.39
10/1/2008	12/31/2008	$67.02	$38.58	$49.27
1/2/2009	3/31/2009	$51.27	$34.36	$41.94
4/1/2009	6/30/2009	$53.19	$42.82	$50.96
7/1/2009	9/30/2009	$62.02	$47.87	$60.23
10/1/2009	12/31/2009	$63.36	$56.22	$62.26
1/4/2010	3/31/2010	$69.25	$58.68	$67.81
4/1/2010	6/30/2010	$74.14	$61.08	$61.08
7/1/2010	9/30/2010	$67.67	$59.04	$67.47
10/1/2010	12/31/2010	$79.22	$66.94	$78.23
1/3/2011	3/31/2011	$84.17	$77.18	$84.17
4/1/2011	6/30/2011	$86.37	$77.77	$82.80
7/1/2011	9/30/2011	$85.65	$64.25	$64.25
10/3/2011	12/30/2011	$76.45	$60.97	$73.69
1/3/2012	3/30/2012	$84.41	$74.56	$82.85
4/2/2012	6/29/2012	$83.79	$73.64	$79.65
7/2/2012*	8/10/2012*	$81.60	$76.68	$79.92

*	As of the date of this free writing prospectus, available information for the third calendar quarter of 2012 includes data for the period from July 2, 2012 through August 10, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2012.

The graph below illustrates the performance of the IWM Fund from June 14, 2002 through August 10, 2012, based on information from Bloomberg. The dotted line represents a hypothetical trigger price and coupon barrier of $51.95, which is equal to 65% of the closing price on August 10, 2012. The actual trigger price and coupon barrier will be based on the closing price of the IWM Fund on the trade date. Past performance of the IWM Fund is not indicative of the future performance of the IWM Fund.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying equity. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than amounts attributable to a contingent coupon, which would be taxable as ordinary income as described below) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in the applicable pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-50 of the TPAOS product supplement including possible treatment as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-48 of the TPAOS product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2013 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We will agree to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Structured Product Categorization

To help investors identify appropriate Structured Products (“Structured Products”), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

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Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

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Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

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Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.